Harrison Kramer Corporation

1430 – 800 West Pender Street

Vancouver, BC

V6C 2V6

April 22, 2007

Non – Kramer Directors

Current Technology Corporation

1430 – 800 West Pender Street

Vancouver, BC

V6C 2V6

Dear Sirs:

Re:

TeleSpy Joint Venture

Overview

1.

On March 28, 2007 at a meeting of the Board of Directors (the “Board”) of Current Technology Corporation (“CTC”), Robert Kramer (“RK”) presented two new products unrelated to CTC’s core business.

2.

The new products are:

a)

a patented wireless battery powered data product and service enabling owners of any type of assets to remotely track and control their property anywhere and at any time via a secure Internet portal or telephone (“LunarEYE”); and

b)

a patented combination of a telephone, motion sensor and microphone which may be employed as a monitoring system (the “TeleSpy”).

1.

In addition RK introduced the Board to sbmembers.com, a marketing and sales organization directed to a potential audience of over 25 million small business owners in the United States (“sbmembers”).

2.

The Board authorized RK to commence formal negotiations with sbmembers for distribution of LunarEYE and TeleSpy, on a 50-50 joint venture basis between Harrison Kramer Corporation (“HKC”) and CTC.

3.

The negotiations have resulted in several significantly enhanced opportunities.  The first relates to TeleSpy which is presented for formal approval herein.  The other opportunities will be presented shortly.

April 22, 2007

Recent Developments

1.

Rather than focus on marketing TeleSpy only to sbmembers, RK expanded the scope of negotiations to include worldwide rights to market and sell to all potential customers.

2.

On April 11, 2007 The Real Security Company Ltd. (“TRSC”) of Kelowna, BC concluded an exclusive licensing agreement with Sensorguard LLC (“Sensorguard”) of Arlington, Texas, developers of TeleSpy, granting TRSC the right to market and sell TeleSpy worldwide upon placing an initial order for 5000 units at $10 (all funds USD) per unit for a total of $50,000.  To retain exclusivity, TRSC must purchase 15,000 units per quarter.

3.

TRSC has presented TeleSpy to amongst others, Chuck Walker (Walker Group distributes internationally to the automotive and financial services sectors) and Vince Haggerty, who is presenting to Home Shopping, QVC, Home Depot and the like.  All are convinced TeleSpy will sell in the millions of units.

4.

RK has convinced TRSC of CTC’s ability to introduce TeleSpy to its business associates in various parts of the world, including sbmembers, and of its ability to secure the first $50,000 purchase order (the required funds are in Davis & Company’s trust account, awaiting Board approval of the proposed transaction) and arrange ongoing inventory financing.

Terms and Conditions

1.

Therefore, TRSC has agreed to joint venture (“JV”) TeleSpy with CTC under the following terms and conditions:

i)

CTC and TRSC to create a 50-50 JV British Columbia Limited Liability Company (“LLC”) with worldwide rights to market and sell TeleSpy;

ii)

CTC to fund the purchase of the first $50,000 of product;

iii)

CTC to arrange for ongoing inventory financing;

iv)

CTC to issue 5 million warrants to TRSC giving the holder the right on a cashless exercise basis to purchase 5 million shares of CTC common stock at $0.12 per share for 5 years vesting at the rate of 500,000 warrants for every 500,000 TeleSpy units sold.  No warrants vest on closing.  All warrants to vest only as TeleSpy units are sold.  Therefore, the issuance of the warrants results in no risk to shareholders.

v)

TRSC to contribute at no cost to the JV, subject to due diligence, the marketing rights to a device that blocks unwanted telemarketing calls.

2.

In order to facilitate this substantially enhanced opportunity, HKC is “giving up” its 50-50 participation with CTC.  This means CTC will be a full 50%

April 22, 2007

Page3

partner in the JV, which should have real significance with present and prospective shareholders, therefore, enhancing shareholder value, and should assist us in reaching an average stock price of at least 50 cents per share, thus causing the exercise of $3 million of warrants.

1.

As consideration for “giving up” its participation, HKC seeks a fee of $1 per unit sold, calculated monthly (on a cash basis) and payable 30 days in arrears.

Note – As all compensation is based on units sold, the downside is negligible, while the upside of association with success at sbmembers, Home Shopping etc is significant for all shareholders.

Please indicate your acceptance of the foregoing Terms and Conditions by signing where indicated below.

Yours truly,

HARRISON KRAMER CORPORATION

“Robert Kramer”

Robert Kramer

President

Accepted and agreed this

23

 day of April, 2007

“Anthony J. Harrison”

“George Chen”

Anthony J. Harrison

George Chen

“Peter Bell”

“Douglas Beder”

Peter W. Bell

Douglas Beder